Reply Attention of	Jonathan C. Lotz
Direct Tel.	604.643.3150
EMail Address	jcl@cwilson.com
Our File No.	32051-0001/1336786.2

September 27, 2007

MegaWest Energy Corp.

Suite 800, 926 - 5th Avenue S.W.

Calgary, Alberta T2P 0N7

Dear Sirs:

Re: Registration Statement on Form S-8

                              We are counsel to MegaWest Energy Corp. (the “Company”), a company incorporated under the laws of the Province of British Columbia, Canada. In such capacity, we have assisted in the preparation of the registration statement of the Company on Form S-8 (the “Registration Statement”) covering up to 900,000 shares in the common stock of the Company (the “Shares”) that may be issued pursuant to the exercise of stock options granted under the 2004 Stock Option Plan (Amended and Restated February 19, 2007 and August 9, 2007) of the Company (the “Stock Option Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each of the Shares to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the Stock Option Plan, validly issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the current provincial laws of the Province of British Columbia. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com

Some lawyers at Clark Wilson LLP practice through law corporations.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

/s/ Clark Wilson LLP

CW1336786.2